Exhibit 5.1

Fulbright Tower • 1301 McKinney, Suite 5100 • Houston, Texas 77010-3095

Main: 713 651 5151 • Facsimile: 713 651 5246

December 2, 2011

Enbridge Energy Partners, L.P.

1100 Louisiana Street, Suite 3300

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Enbridge Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed offering by the Partnership of up to 9,775,000 of the Partnership’s Class A Common Units representing limited partnership interests in the Partnership (including an over-allotment option to purchase up to 1,275,000 Class A Common Units) (the “Units”). The Units are to be issued pursuant to the registration statement on Form S-3 (Registration No. 333-156619) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) by the Partnership on January 8, 2009, including the base prospectus contained therein, and the prospectus supplement (the “Prospectus Supplement”) filed with the Commission on December 2, 2011 relating to the offering of the Units.

As counsel to the Partnership, we have examined originals or copies of such corporate records of the Partnership, certificates and other communications of public officials, certificates of officers of the Partnership and such other documents as we have deemed necessary or appropriate for the purposes of this opinion. In such examinations, we have assumed the genuineness of signatures and the conformity to the originals of the documents supplied to us as copies. As to various questions of fact material to this opinion, we have relied upon statements and certificates of officers and representatives of the Partnership. Without limiting the foregoing, we have examined the Underwriting Agreement, dated December 2, 2011 (the “Underwriting Agreement”), by and among the Partnership and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC, UBS Securities LLC, and Wells Fargo Securities, LLC, as representatives for the underwriters named therein.

Based upon the foregoing, and subject to the limitations, qualifications, assumptions and exceptions stated herein, we are of the opinion that the Units have been duly authorized and, when delivered to and paid for by the underwriters pursuant to the Underwriting Agreement, will constitute legal and binding obligations of the Partnership. We express no opinion as to the binding effect or enforceability of any provisions exculpating a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

The opinions expressed herein are limited exclusively to the General Corporation Law of the State of Delaware, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act and the applicable provisions of the Delaware constitution and reported decisions concerning such laws, the laws of the State of Texas, the laws of the State of New York and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to us under “Legal Matters” in the Prospectus Supplement.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.

Fulbright & Jaworski L.L.P.

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